Exhibit 99.6
LIME ENERGY CO.
(formerly know as Electric City Corp.)
NOMINEE HOLDER CERTIFICATION
     The undersigned, a bank, broker, trustee, depositary or other nominee of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of Lime Energy Co. (“Lime Energy”) pursuant to the Rights Offering described and provided for in the Lime Energy prospectus dated ___, 2006 (the “Prospectus”), hereby certifies to Lime Energy and to LaSalle Bank National Association, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

Number of Shares
	Number of Shares Owned on	Rights Exercised Pursuant to	Subscribed For Pursuant to
	the Record Date	Basic Subscription Privilege	Over-Subscription Privilege
1.

2.

3.

4.

5.

6.

7.

8.
8.

9.

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number
[PARTICIPANT]

By:
Name:
Title:
DTC Basic Subscription Confirmation Number(s)